UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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America West Holdings Corporation

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 15, 2005

To Our Stockholders:

     On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, on Tuesday, May 17, 2005, at 9:30 a.m., local time. A notice of the Annual Meeting, proxy statement and form of proxy are enclosed with this letter.

     If you are unable to attend the Annual Meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

     If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Sincerely,

W. Douglas Parker
Chairman of the Board, President
and Chief Executive Officer

AMERICA WEST HOLDINGS CORPORATION
111 West Rio Salado Parkway
Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2005

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

     The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, on Tuesday, May 17, 2005, at 9:30 a.m., local time, to elect four directors to hold office until the annual stockholders’ meeting in 2008, as described more fully in the Proxy Statement accompanying this Notice.

     The Board of Directors knows of no other matter that will be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on that matter using their best judgment.

     You must have been a stockholder of record at the close of business on April 8, 2005, to vote at the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the Annual Meeting. If you want to vote at the Annual Meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of April 8, 2005 from the intermediary.

By Order of the Board of Directors,

Patricia A. Penwell
Corporate Secretary

Tempe, Arizona
April 15, 2005

AMERICA WEST HOLDINGS CORPORATION
111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

May 17, 2005

Introduction	This proxy is solicited on behalf of the Board of Directors (the “Board”) of America West Holdings Corporation (“Holdings” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2005, at 9:30 a.m., local time, at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281, or at any adjournment thereof (the “Annual Meeting”). Any stockholder inquiries regarding the agenda for the Annual Meeting may be addressed to the Chairman of the Annual Meeting, by mail at the address above, or by electronic mail at annualmeeting@americawest.com.
The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2005, to all stockholders entitled to vote at the Annual Meeting.
“AWA” refers to America West Airlines, Inc., a wholly-owned subsidiary of the Company.

1.

Proposal I: Election of Directors

Election of Directors	The four nominees for election to the Board are listed below. If each of these nominees is elected, the Board will consist of eleven members divided into three classes as follows: four members in Class II (terms expiring in 2006), three members in Class III (terms expiring in 2007) and four members in Class I (terms expiring in 2008). To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes therefore will have no effect on the election of directors. Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the election of the listed nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board. Each of the nominees listed below is currently a director of the Company who was previously elected by stockholders. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. All ages identified below are as of April 15, 2005.

The Board Of Directors Recommends
A Vote IN FAVOR of Each Named Nominee.

Nominee,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Matthew J. Hart (Class I) (Audit and Finance Committees)	Mr. Hart is President and Chief Operating Officer of Hilton Hotels Corporation and has served as a director of the Company since May 2004. Mr. Hart has served as President and Chief Operating Officer of Hilton Hotels Corporation since May 2004 and as Executive Vice President and Chief Financial Officer from May 1996 until May 2004. From October 1995 until April 1996, Mr. Hart served as Senior Vice President and Treasurer of the Walt Disney Company. Mr. Hart served as Executive Vice President and Chief Financial Officer of Host Marriott Corporation from 1991 until 1996 and as Senior Vice President and Treasurer and in other management positions at Marriott Corporation (prior to the formation of Host Marriott) from 1981 until 1996. Mr. Hart serves as a director of Kilroy Realty Corporation and Heal the Bay, a non-profit organization. Age 53.

Robert J. Miller (Class I) (Compensation and Human Resources Committee)	Mr. Miller is a Partner at the Nevada law firm of Jones Vargas and has served as a director of the Company since 1999. From 1989 until January 1999, he served as Governor of the State of Nevada. Mr. Miller serves as a director of the Newmont Mining Corporation, Wynn Resorts Limited, International Game Technology and Zenith National Insurance Corp. He is also a director of the American Cancer Society Foundation and serves on the Board of the National Center for Missing and Exploited Children. He is also a partner of Miller and Behar Strategies OOD, a company that promotes tourism and business in Bulgaria, and a consultant to KNP, a public policy consulting firm. Age 60.

W. Douglas Parker (Class I) (Executive Committee)	Mr. Parker is Chairman of the Board, President and Chief Executive Officer of the Company and AWA and has served as a director of the Company since 1999. Mr. Parker has served as Chairman of the Board, President and Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of AWA since September 2001. Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000 and Chief Operating Officer of AWA in December 2000. Age 43.

John F. Tierney (Class I) (Audit and Finance Committees)	Mr. Tierney is Managing Director of Castletown Financial Services, an investment and consulting firm, and has served as a director of the Company since 1993. From 1993 until 1997, he was Assistant Chief Executive and Finance Director of GPA Group plc, an aircraft leasing company. Mr. Tierney serves as a director of the International Transport Finance Company and Air Asia SDN BHD and is Chairman of the Board of Governors of Clongowes Wood College. Mr. Tierney is a chartered accountant. Age 59.

2.

Continuing Directors	The seven directors whose terms will continue after the Annual Meeting and will expire at the 2006 Annual Meeting (Class II) or the 2007 Annual Meeting (Class III) are listed below.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Herbert M. Baum (Class II) (Corporate Governance and Finance Committees)	Mr. Baum retired as Chairman of the Board, President and Chief Executive Officer of the Dial Corporation, a manufacturer and marketer of consumer products, in April 2005. Mr. Baum has served as a director of the Company since 2003. Mr. Baum served as President and Chief Operating Officer of Hasbro, Inc., a manufacturer and marketer of toys, from January 1999 to August 2000. Mr. Baum also served as Chairman and Chief Executive Officer of Quaker State Corporation, a producer and marketer of motor oils and lubricants, from 1993 to 1999. From 1978 to 1992, Mr. Baum was employed by Campbell Soup Company, a manufacturer and marketer of food products, and, in 1992, was named President of Campbell — North and South America. Mr. Baum also is a director of Action Performance Companies, Inc., The Dial Corporation, Meredith Corporation, PepsiAmericas, Inc. and Playtex Products. Age 68.

John L. Goolsby (Class II) (Audit, Compensation and Human Resources and Executive Committees)	Mr. Goolsby is a private investor, and has served as a director of the Company since 1994. From 1988 until his retirement in 1998, he served as the President and Chief Executive Officer of The Howard Hughes Corporation, a subsidiary of The Rouse Company, a real estate development company. Mr. Goolsby serves as a director of Tejon Ranch Company. Age 63.

Richard P. Schifter (Class II) (Executive and Finance Committees)	Mr. Schifter is a Managing Partner of Texas Pacific Group, an investment firm that he joined in July 1994 and has served as a director of the Company since 1994. Mr. Schifter also is a Managing Partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Schifter serves as a director of Grupo Milano, S.A., Alpargatas, S.A.I.C., Bristol Group, Productora de Papel, S.A. de C.V. (Proposa), Empresas Chocolates La Corona, S.A. de C.V. (La Corona) and Diveo Broadband Networks, Inc. Age 51.

J. Steven Whisler (Class II) (Corporate Governance and Finance Committees)	Mr. Whisler is Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, and has served as a director of the Company since 2001. Mr. Whisler has served as Chairman of Phelps Dodge since May 2000 and as Chief Executive Officer since January 2000. He served as President from December 1997 until November 2003. From December 1997 until January 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 until 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a director of Phelps Dodge and Burlington Northern Santa Fe Corporation. Age 50.

Walter T. Klenz (Class III) (Compensation and Human Resources and Corporate Governance Committees)	Mr. Klenz served as President and Chief Executive Officer of Beringer Wine Estates Holdings, Inc. from 1990 to 2000 and as Managing Director of Beringer Blass Wine Estates from 2001 to 2004. Mr. Klenz has served as a director of the Company since 1998. He also serves as a director of Columbia Sportswear Company and is past Chairman of the California Wine Institute and past President of the Napa Valley Vintners Association. Age 59.

3.

Director,	Principal Occupation,
Class and Current	Business Experience,
Committee Service	Other Directorships Held and Age
Richard C. Kraemer (Class III) (Compensation and Human Resources, Corporate Governance and Executive Committees)	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company, and has served as a director of the Company since 1992. From October 1985 until March 1996 he served as President of UDC Homes Inc. Mr. Kraemer also served as a director of UDC from 1980 until March 1996 and as Chief Executive Officer from October 1994 until March 1996. Age 61.

Denise M. O’Leary (Class III) (Audit and Compensation and Human Resources Committees)	Ms. O’Leary has been a private investor in early stage companies since 1996 and has served as a director of the Company since 1998. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. Ms. O’Leary serves as a director of Chiron Corporation and Medtronic, Inc. Additionally, she is a member of the Board of Trustees of Stanford University and Chair of the Board of Directors of Stanford Hospital and Clinics. Age 47.

4.

Information Concerning Solicitation and Voting

General	This proxy is solicited on behalf of the Board, for use at the Annual Meeting to be held on Tuesday, May 17, 2005, at 9:30 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at corporate headquarters, Annex Room A, 111 West Rio Salado Parkway, Tempe, Arizona 85281.

Record Date	Only those persons that held shares of the Company’s Common Stock on April 8, 2005, will be allowed to vote.

Voting Rights	The Company has two classes of Common Stock:

•	Class A Common Stock is entitled to 50 votes per share

•	Class B Common Stock is entitled to one vote per share

The shares of Common Stock are the Company’s only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders.

Outstanding Shares	At the close of business on April 8, 2005, 859,117 shares of Class A Common Stock were outstanding and entitled to vote, and 35,316,830 shares of Class B Common Stock were outstanding and entitled to vote. If all holders of the Company’s Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate voting power will be 78,272,680 votes, which is the sum of:

•	42,955,850 votes for holders of Class A Common Stock (859,117 shares multiplied by 50 votes per share), and

•	35,316,830 votes for holders of Class B Common Stock

In January 2002, in connection with the Federal Loan Guarantee, the Company issued a warrant to purchase up to 18.8 million shares of its Class B Common Stock to the federal government and additional warrants to purchase up to 3.8 million shares of its Class B Common Stock to certain other loan participants, in each case at an exercise price of $3 per share and a term of ten years. In the third quarter of 2003 and in March 2004, approximately 2.6 million warrants and 220,000 warrants, respectively, were exercised by certain loan participants. These warrant exercises were cashless transactions resulting in the issuance of approximately 1.75 million shares of Class B Common Stock. Because the remaining warrants were not exercised as of April 8, 2005, the record date for the Annual Meeting, the federal government and the other loan participant who have not exercised their warrants will not be voting the shares of Class B Common Stock issuable upon exercise of the warrants at the Annual Meeting.

Quorum and Approval Requirements	A majority of the aggregate voting power, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if the stockholder abstains from voting or an intermediary or broker who is entitled to vote for the beneficial owner abstains from voting (a “broker non-vote”).

The Proposal relating to the election of directors will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors.

5.

Any other matters to properly come before the Annual Meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as negative votes and broker non-votes will not count in determining whether a matter has been approved.

TPG Partners, L.P. and TPG Parallel I L.P. own all 859,117 shares of the Company’s Class A Common Stock which represent approximately 55% of the votes entitled to be cast at the Annual Meeting.

Voting of Proxies	A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors. Any additional business to properly come before the Annual Meeting will be voted in accordance with the best judgment of the person voting the proxy.

Revocability of Proxies	Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, AZ 85281. Stockholders also can revoke their proxies by submitting a subsequent proxy to our Corporate Secretary or by attending the Annual Meeting in person and notifying the inspector of election (attending the Annual Meeting will not, by itself, revoke a proxy).

Solicitation of Proxies	The Company will bear the entire cost of solicitation of proxies. Copies of solicitation materials will be sent to stockholders as well as to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company may also solicit proxies over the telephone, by facsimile, by electronic mail or in person. Employees and directors of the Company will not receive any additional compensation for doing so.

Inspector of Election	All votes at the Annual Meeting will be counted by ADP Investor Communication Services, Inc., the inspector of election appointed by the Board. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of Stockholders in 2006 must be received by the Company not later than December 16, 2005 (not later than 120 days prior to the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company’s Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver proper notice to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Householding of Proxy Materials	The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281 or contact Patricia A. Penwell at (480) 693-0800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

6.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2004, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies also may be obtained without charge through the SEC’s Web site at www.sec.gov.

7.

Information About the Company’s Board of Directors

Board Purpose and Structure	The Board establishes the broad policies of the Company and is responsible for the overall performance of the Company. If each of the nominees for election as a director is elected, the Board will consist of eleven members divided into three classes as follows: four in Class II (terms expiring in 2006), three in Class III (terms expiring in 2007) and four in Class 1 (terms expiring in 2008). Each member of the Board also is a member of the Board of Directors of AWA.

Board Meetings	During 2004, the Board held eleven regular and special meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the committees on which such director served. Our non-management directors met in executive session five times during fiscal year 2004.

It is the Company’s policy to invite the members of the Board to attend our annual stockholders’ meetings. All members of the Board attended last year’s annual stockholders’ meeting.

Board Committees	The Company has five standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance Committee, the Finance Committee and the Executive Committee. Upon the election of directors at the Annual Meeting, the Board will nominate members to serve on the Company’s committees until the annual meeting in 2006.

The Audit Committee currently is comprised of four non-employee directors, Ms. O’Leary (Chair) and Messrs. Goolsby, Hart and Tierney, and met ten times in 2004. The Audit Committee reviews and approves the retention of the Company’s independent auditors, reviews the Company’s financial statements and considers other matters relating to the financial affairs of the Company. Mr. Hart joined the Audit Committee in May 2004. A copy of the Audit Committee Charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s Corporate Governance Guidelines (the “Governance Guidelines”) and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board has determined that Ms. O’Leary is qualified as an audit committee financial expert within the meaning of SEC regulations.

The Compensation and Human Resources Committee currently is comprised of five non-employee directors, Messrs. Goolsby (Chair), Klenz, Kraemer and Miller and Ms. O’Leary, and met nine times in 2004. The Compensation and Human Resources Committee reviews all aspects of compensation and promotion of officers of the Company and also reviews matters relating to employee compensation generally, including the 2002 Incentive Equity Plan. A copy of the Compensation and Human Resources Committee Charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Compensation and Human Resources Committee are independent within the meaning of the listing standards of the NYSE and the Governance Guidelines.

8.

The Corporate Governance Committee currently is comprised of four non-employee directors, Messrs. Kraemer (Chair), Baum, Klenz and Whisler, and met six times in 2004. The Corporate Governance Committee oversees all aspects of the Company’s corporate governance functions on behalf of the Board, including oversight of the director nomination process, and makes recommendations to the Board regarding corporate governance issues. A copy of the Corporate Governance Committee charter is available on the Company’s Web site at www.americawest.com.

The Board has determined that all members of the Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and the Governance Guidelines.

The Finance Committee currently is comprised of five non-employee directors, Messrs. Whisler (Chair), Baum, Hart, Schifter and Tierney, and met eight times in 2004. The Finance Committee oversees the Company’s financial affairs and recommends to the Board financial policies and courses of action that will effectively accommodate the Company’s objectives and operating strategies while maintaining a sound financial condition. Mr. Hart joined the Finance Committee in May 2004.

The Executive Committee currently is comprised of Mr. Parker (Chair) and three non-employee directors, Messrs. Goolsby, Kraemer and Schifter, and did not meet in 2004. The Executive Committee has all of the powers of the Board in the management of the business of the Company between meetings of the full Board, subject to certain limitations.

Director Independence	The Governance Guidelines contain standards for determining director independence that meet or exceed the existing listing standards adopted by the SEC and the NYSE. A copy of the Governance Guidelines is available on the Company’s Web site at www.americawest.com. In addition, a copy of the Governance Guidelines is available upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281.

Pursuant to the Governance Guidelines, the Board undertook its annual review of director independence in February 2005. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family, and the Company and our subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates, and members of our senior management or their affiliates. As provided in the Governance Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board affirmatively determined that all of the Company’s directors are independent of the Company and its management under the standards set forth in the Governance Guidelines, except for Mr. Parker, the Company’s Chairman and Chief Executive Officer.

Presiding Director of Board Meetings in Executive Session	Pursuant to the Governance Guidelines and the listing standards of the NYSE, our non-management directors meet in executive session without the presence of management on a regular basis. The Chairman of the Corporate Governance Committee, Mr. Kraemer, serves as the Chairman of these executive sessions.

9.

Director Nominees	The Corporate Governance Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to Richard C. Kraemer, Chairman of the Corporate Governance Committee, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. In accordance with the Corporate Governance Committee charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by the Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Corporate Governance Committee to consider a director candidate for nomination at our next annual meeting of stockholders, then our Bylaws require that written recommendations be received by the Company no sooner than 120 and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

During fiscal year 2004, the Corporate Governance Committee engaged Spencer Stuart to assist with the identification and evaluation of director candidates.

Our Corporate Governance Committee has not received a candidate recommendation from any stockholder (or group of stockholders).

Stockholder Communications with the Board	Stockholders may communicate directly with any of the Company’s senior managers, our General Counsel, the independent members of the Board or any Chairman of a Board Committee, including the Chairman of executive sessions of non-management directors, by writing directly to those individuals at our principal executive office (111 West Rio Salado Parkway, Tempe, Arizona 85281). Stockholder communications related to director candidate recommendations should be directed to the Chairman of the Corporate Governance Committee, Mr. Kraemer. In addition, any stockholder or employee who has any concerns related to the Company’s financial or accounting practices may communicate those concerns directly to the Chairman of the Audit Committee, Ms. O’Leary.

Code of Ethics	All of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and directors are required by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”) to conduct the Company’s business in the highest legal and ethical manner. The full text of the Code of Ethics is available on the Company’s Web site at www.americawest.com. The Company intends to post amendments to or waivers from the Code of Ethics as required by applicable rules at this location on our Web site.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

10.

Compensation of Directors	Non-employee directors receive the following compensation for their Board service in 2004. Mr. Parker receives no additional compensation for service as a director but may participate in the Charitable Award Program described below.

Annual Retainer:	$20,000

Annual Committee Chair Retainer (other than Audit):	$4,000

Audit Committee Chair Retainer (effective January 1, 2005):	$10,000

Attendance Fees:	$1,000 for each Board or committee meeting attended.

2002 Incentive Equity Plan Grants:	Each non-employee director receives an annual grant of options (made on the day after each annual meeting of stockholders) to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant. Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

In addition, each new non-employee director automatically receives options to purchase 10,000 shares of Class B Common Stock at the closing market price per share on the date of grant on the date of initial election or appointment to the Board (unless such director is first elected at the annual meeting of stockholders, in which case such director will receive the annual option grant to non-employee directors as described above). Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

Travel Benefits:	The Company’s non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for the estimated federal and state income taxes incurred thereon. In 2004, nine non-employee directors or their spouses or dependent children used these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $40,627 (including reimbursement of estimated taxes incurred in connection with such travel). The non-employee directors who received such travel benefits, and the aggregate amount of such benefits, were as follows: Mr. Baum, $2,382; Mr. Goolsby, $8,579; Mr. Hart, $1,152; Mr. Klenz, $3,949; Mr. Kraemer, $10,808; Mr. Miller, $6,162; Ms. O’Leary, $672; Mr. Schifter, $68; and Mr. Whisler, $6,855.

11.

Charitable Award Program:	All directors are invited to participate in a charitable award program. Under this program, upon the death of a participant, the Company will donate $1 million to one or more qualifying charitable organizations chosen by the participant. The donations will be substantially funded by life insurance proceeds from policies maintained by the Company on the lives of each participant. Individual directors will derive no direct financial benefit from this program because all insurance proceeds are paid and all tax deductions for the charitable contributions accrue solely to the Company.

Additional Board Policies	Retirement Policy:	The Board has adopted a mandatory retirement age for all non-employee directors so that no non-employee director will be nominated to stand for reelection to the Board after attaining age 72.

12.

Report of the Audit Committee of the Board of Directors

Audit Committee	The Audit Committee acts under a written charter, which was amended by the Board in February 2003. A copy of the Audit Committee Charter is available on the Company’s Web site at www.americawest.com.

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2004 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG LLP, independent registered public accounting firm for the Company for the fiscal year ending December 31, 2004, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees), as amended, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Additional Information	The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Respectfully submitted,

Audit Committee
Denise M. O’Leary (Chair), John L. Goolsby,
Matthew J. Hart, John F. Tierney

13.

Information About the Company’s Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm	The Audit Committee has selected and retained KPMG LLP as the Company’s independent auditors for the fiscal year ended December 31, 2005.

PricewaterhouseCoopers LLP served as the Company’s and AWA’s independent registered public accounting firm for the fiscal year ended December 31, 2002. On August 21, 2003, the Company dismissed PricewaterhouseCoopers LLP as the Company’s and AWA’s independent registered public accounting firm. The Company appointed KPMG LLP as the Company’s and AWA’s independent registered public accounting firm on August 21, 2003. The decision to change independent registered public accounting firms was approved by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

The audit reports of PricewaterhouseCoopers LLP on Holdings’ and AWA’s balance sheet as of December 31, 2002 and the related statement of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the period ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the fiscal year ended December 31, 2002 and through August 21, 2003, there were no disagreements between Holdings or AWA and PricewaterhouseCoopers LLP as to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreement in its reports on the financial statements for such years within the meaning of Item 304(a)(1)(iv) of Regulation S-K.

During the fiscal year ended December 31, 2002 and through August 21, 2003, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Holdings and AWA did not consult with KPMG LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Holdings or AWA or any matter that was either the subject of a disagreement or a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

Independent Registered Public Accounting Firm Fees	The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s financial statements as of and for the fiscal years ended December 31, 2004 and 2003, and fees for other services rendered by KPMG LLP during these periods.

	Fiscal 2004	Fiscal 2003
Audit Fees	$1,225,000	$455,500
Audit-Related Fees	$118,640	$10,000
Tax Fees	$126,521	$19,945
All Other Fees	$0	$307,533

Audit Fees. Audit fees include fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements. For fiscal year 2004, this category also includes fees for the audit of internal control, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

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Audit-Related Fees. Audit-related fees include fees associated with special audits required by regulatory agencies and the audits of employee benefits plans. The increase in audit-related fees in fiscal year 2004 relates to the timing of special audits performed in 2004 as well as fees associated with reviews of SEC filings for the merger of The Leisure Company and AWA and other SEC filings.

Tax Fees. Tax fees primarily include fees associated with tax compliance and tax consultation services. For fiscal year 2004, tax fees also include fees for analyses of net operating loss limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and other tax consultations.

All Other Fees. All other fees for fiscal year 2003 include fees associated with forensic services related to certain trademark litigation, all of which services were performed by KPMG LLP prior to its appointment as the Company’s and AWA’s independent registered public accounting firm on August 21, 2003.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of non-audit services during fiscal year 2004 by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves certain specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but any pre-approval decisions must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC, and also considers whether the proposed services are compatible with the independence of the independent registered public accounting firm.

15.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B Common Stock as of April 8, 2005 by: (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

	Class A Shares			Class B Shares			Class A and B
	Beneficially Owned			Beneficially Owned			Combined Voting
Beneficial Owner (1)	Number		Percentage	Number		Percentage	Power Percentage
TPG Partners, L.P. (2) 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	859,117	(3)	100%	8,245	(4)	*	54.9%
Air Transportation Stabilization Board 1120 Vermont Ave., Suite 970 Washington, DC 20005	—		—	18,754,000	(5)	34.7%	19.3%
FMR Corp(6) 82 Devonshire Street Boston, MA 02109	—		—	3,622,300		10.3%	4.6%
Donald Smith & Co., Inc.(7) 152 West 57th Street New York, NY 10019	—		—	3,497,000		9.9%	4.5%
Deutsche Bank AG Taunuslanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	—		—	2,958,105		8.4%	3.8%
Highbridge Capital Corporation (8) The Cayman Corporate Centre, 4th Floor 27 Hospital Road George Town, Grand Cayman Cayman Islands, British West Indies	—		—	2,499,468	(9)	7.1%	3.2%
Satellite Fund Management, LLC (10) 623 Fifth Avenue, 20th Floor New York, NY 10022	—		—	2,242,410	(11)	6.3%	2.9%
Dimensional Fund Advisors, Inc. (12) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	—		—	1,804,725		5.1%	2.3%
UBS AG Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	—		—	1,764,098		5.0%	2.3%
W. Douglas Parker	—		—	1,393,633	(13)	3.8%	1.8%
Jeffrey D. McClelland	—		—	503,506	(14)	1.4%	*
J. Scott Kirby	—		—	533,001	(15)	1.5%	*
Derek J. Kerr	—		—	221,834	(16)	*	*
Hal M. Heule	—		—	193,534	(17)	*	*
Herbert M. Baum	—		—	35,000	(18)	*	*
John L. Goolsby	—		—	66,782	(19)	*	*
Matthew J. Hart	—		—	13,000	(20)	*	*
Walter T. Klenz	—		—	48,196	(21)	*	*
Richard C. Kraemer	—		—	88,282	(22)	*	*
Robert J. Miller	—		—	39,000	(23)	*	*

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	Class A Shares		Class B Shares			Class A and B
	Beneficially Owned		Beneficially Owned			Combined Voting
Beneficial Owner (1)	Number	Percentage	Number		Percentage	Power Percentage
Denise M. O’Leary	—	—	48,196	(24)	*	*
Richard P . Schifter	—	—	51,000	(25)	*	*
John F. Tierney	—	—	55,282	(26)	*	*
J. Steven Whisler	—	—	37,750	(27)	*	*
All executive officers and directors as a group (23 persons)	—	—	4,433,532	(28)	11.2%	5.4%

*	Less than 1%

(1)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 859,117 shares of Class A Common Stock and 35,316,830 shares of Class B Common Stock outstanding as of April 8, 2005. Pursuant to rules promulgated by the SEC, shares subject to options or warrants that are currently exercisable or exercisable within 60 days of April 8, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	TPG Partners, L.P. (“TPG”) is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership (“TPG GenPar”). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation (“TPG Advisors”). The executive officers and directors of TPG Advisors are David Bonderman (chairman of the board of directors and president), James G. Coulter (director and vice president), William Price (director and vice president), James O’Brien (vice president, treasurer and secretary), Jonathan J. Coslet (vice president), Richard A. Ekleberry (vice president) and Richard P. Schifter (vice president). Mr. Schifter is presently a director of the Company. The general partner of each of TPG and TPG Parallel I, L.P., a Delaware limited partnership (“TPG Parallel”; TPG Parallel and TPG being hereinafter referred to as the “TPG Filing Parties”), is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors or the TPG Filing Parties. As a condition to the Federal Loan Guarantee, and subject to certain exceptions, the TPG Filing Parties have undertaken not to dispose of their Class A Common Stock for a period of ten years other than in connection with an offer to acquire all the shares of the Company’s Class B Common Stock accepted or approved by holders of a majority of the Class B Common Stock.

(3)	Includes 780,473 shares owned by TPG and 78,644 shares owned by TPG Parallel.

(4)	Includes 4,245 shares that were initially granted to Mr. Schifter, Mr. Shaw, a former director of the Company, and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar. Also includes (i) 2,000 shares of unrestricted stock allocated on December 31, 2000 and (ii) 2,000 shares of unrestricted stock allocated on December 31, 2001 to Mr. Schifter and Mr. Shaw, as non-employee directors, that were issued directly to TPG GenPar. Excludes 51,000 shares underlying stock options held by Mr. Schifter that are currently exercisable.

(5)	Includes 18,754,000 shares underlying a warrant issued to the Air Transportation Stabilization Board on January 18, 2002 as partial consideration for the Federal Loan Guarantee. The warrant has an exercise price of $3.00 per share and a term of ten years and is currently exercisable.

(6)	Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 (the “40 Act”), is the beneficial owner of the listed shares as a result of acting as investment advisor to various investment companies under Section 8 of the 40 Act.

(7)	Includes 3,497,000 shares owned by advisory clients of Donald Smith & Co, Inc.

(8)	Highbridge International LLC (“Highbridge International”) is a wholly-owned subsidiary of Highbridge Capital Corporation (“Highbridge”), a registered broker/dealer. Highbridge Capital Management, LLC (“Highbridge Management”) is the trading manager of Highbridge. Glenn Dubin and Henry Swieca are Managing Partners of Highbridge Management. The individuals at Highbridge Management who exercise voting and dispositive power over the investments of Highbridge are registered as registered representatives of

17.

Highbridge.

(9)	Includes 73,478 shares beneficially owned by Highbridge, Highbridge International, Highbridge Management and Messrs. Dubin and Swieca (collectively, the “Highbridge Entities”) and 2,425,990 shares that may be issued to the Highbridge Entities upon conversion of an aggregate principal amount of $95,872,308 of the Company’s 7.5% Convertible Senior Notes due 2009 (currently convertible into 83.333 shares of Common Stock per $1,000 principal amount of Notes) (the “Notes”).

(10)	Satellite Fund Management, LLC (“Satellite Fund”) is the Manager of Satellite Asset Management, L.P. (“Satellite Asset”). Each of Satellite Fund and Satellite Asset may be deemed the beneficial owner of the shares which are held for the accounts of certain investment funds and accounts over which Satellite Asset has investment discretionary trading authority (the “Satellite Funds”).

(11)	Includes 2,242,410 shares that may be issued to the Satellite Funds upon conversion of outstanding Notes.

(12)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the 40 Act, furnishes investment advice to four investment companies registered under the 40 Act and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, the “Dimensional Funds”). In its role as investment advisor and investment manager to the Dimensional Funds, Dimensional possesses both investment and voting power over the shares held by the Dimensional Funds and may be deemed to be the beneficial owner of such shares. The Dimensional Funds own all of the shares and Dimensional disclaims beneficial ownership of such shares.

(13)	Includes 48,632 shares held directly and 1,345,001 shares underlying stock options that are currently exercisable or will become exercisable on or prior to June 7, 2005. Excludes 499,999 shares underlying stock options that will not become exercisable on or prior to June 7, 2005.

(14)	Includes 20,000 shares held directly and 483,506 shares underlying stock options that are currently exercisable or will become exercisable on or prior to June 7, 2005. Excludes 198,332 shares underlying stock options that will not become exercisable on or prior to June 7, 2005.

(15)	Includes 10,000 shares held directly and 523,001 shares underlying stock options that are currently exercisable or will become exercisable on or prior to June 7, 2005. Excludes 199,999 shares underlying stock options that will not become exercisable on or prior to June 7, 2005.

(16)	Includes 4,000 shares held directly and 217,834 shares underlying stock options that are currently exercisable or will become exercisable on or prior to June 7, 2005. Excludes 71,666 shares underlying stock options that will not become exercisable on or prior to June 7, 2005.

(17)	Includes 200 shares held directly and 193,334 shares underlying stock options that are currently exercisable or will become exercisable on or prior to June 7, 2005. Excludes 66,666 shares underlying stock options that will not become exercisable on or prior to June 7, 2005.

(18)	Includes 5,000 shares held directly and 30,000 shares underlying stock options that are currently exercisable.

(19)	Includes 15,782 shares held directly and 51,000 shares underlying stock options that are currently exercisable, of which 3,000 stock options will be cancelled if not exercised prior to May 3, 2005.

(20)	Includes 3,000 shares held directly by Mr. Hart’s children for which he shares voting and investment power. Also includes 10,000 shares underlying stock options that are currently exercisable.

(21)	Includes 3,196 shares held directly and 45,000 shares underlying stock options that are currently exercisable.

(22)	Includes 37,282 shares held directly and 51,000 shares underlying stock options that are currently exercisable, of which 3,000 stock options will be cancelled if not exercised prior to May 3, 2005.

(23)	Includes 39,000 shares underlying stock options that are currently exercisable.

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(24)	Includes 3,196 shares held directly and 45,000 shares underlying stock options that are currently exercisable.

(25)	Includes 51,000 shares underlying stock options that are currently exercisable, of which 3,000 stock options will be cancelled if not exercised prior to May 3, 2005.

(26)	Includes 4,282 shares held directly and 51,000 shares underlying stock options that are currently exercisable, of which 3,000 stock options will be cancelled if not exercised prior to May 3, 2005.

(27)	Includes 750 shares held directly and 1,000 shares held indirectly for which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust. Also includes 36,000 shares underlying stock options that are currently exercisable.

(28)	Incorporates the notes above, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all of our officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements.

19.

Report of the Compensation and Human Resources Committee of the Board of Directors
on Executive Compensation

The Committee	The Company’s compensation program for all executive officers, including the Named Executive Officers, is administered by the Compensation and Human Resources Committee (the “Committee”). The Committee annually evaluates executive compensation to ensure consistency and program effectiveness, meets regularly throughout the year to review compensation issues generally, and periodically conducts a comprehensive review of the Company’s employee compensation programs.

The Committee retains independent consultants from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.

The Committee is comprised of five independent directors.

Compensation Philosophy and Objectives	The principal objectives of the Company’s executive compensation program are to maximize stockholder value over time by:

	•	attracting and retaining high-quality, results-oriented executives
	•	aligning interests of employees and stockholders through stock-based compensation and annual and long term performance bonuses
	•	motivating executives to achieve strategic, operating and financial goals consistent with stockholder interests
	•	increasing the relative amount of compensation at risk as management responsibilities increase
	•	providing a compensation package that recognizes both individual contributions and corporate performance

The program is designed to be competitive with other U.S. airlines and other companies having comparable revenues while placing more emphasis on incentive and performance-related compensation and less emphasis on fixed-base salaries and employee benefits.

General	In 2004, the Company’s executive compensation program consisted of:

	•	base salaries
	•	annual incentive bonuses
	•	long-term incentive bonuses
	•	the 2002 Incentive Equity Plan

Each element of the compensation program focuses on rewarding performance in a different way.

Base Salary	Base salaries are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

	•	the employee’s level of responsibility and job classification
	•	general levels of market salary increases
	•	the Committee’s evaluation of the performance of the individual over time

The Company’s strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain airlines and other companies having comparable revenues.

20.

Annual Incentive Compensation	Incentive Bonus Plan: Executives, including the Named Executives, and other key salaried employees can earn cash bonuses under the Company’s Annual Incentive Bonus Plan (the “Incentive Bonus Plan”) if pre-determined individual performance criteria are satisfied and annual corporate goals are achieved.

Under the Incentive Bonus Plan, at the beginning of each year the Committee establishes bonus targets and bonus payment formulae tied to both the satisfaction of individual performance criteria and the financial performance of the Company. Bonus payments then are approved by the Committee at or shortly following the end of each year based on application of the pre-determined formulae, and may be equal to, less than or greater than the target bonus amounts based on whether the individual performance criteria and corporate financial performance goals were satisfied, partially satisfied or exceeded. The bonus targets, expressed as a percentage of an individual’s base salary, are set for each job classification and generally are higher for individuals having greater management responsibility. The individual performance criteria generally include both objective and subjective components. In establishing these criteria at the beginning of each year and when subsequently evaluating an individual’s performance relative to these criteria, the Committee relies on recommendations from the Chief Executive Officer and other members of senior management. Ordinarily, the Company’s financial performance must meet certain threshold levels before any bonuses are awarded.

Bonus Payments for 2004: Based on the Company’s financial performance for 2004, the Committee determined that no bonuses would be paid to executives participating in the Incentive Bonus Plan.

Long-Term Incentive Compensation	Performance-Based Award Plan: The Performance-Based Award Plan, approved by the Committee in March 2003, allows key executives to receive cash bonuses in the event the Company meets certain performance thresholds at the end of rolling three-year “Performance Cycles” and two “Transition Cycles.” The first Performance Cycle began on January 1, 2003 and will end December 31, 2005. In February 2004, the Committee authorized a second Performance Cycle that began on January 1, 2004 and will end on December 31, 2006. In January, 2005, the Committee authorized a third Performance Cycle that began on January 1, 2005 and will end on December 31, 2007. Subsequent Performance Cycles, to begin January 1, may be authorized by the Committee in future years. At the end of each Performance Cycle the amount of total stockholder return (“TSR”), as calculated by the price appreciation of the Company’s Class B Common Stock during the Performance Cycle, will be compared against the TSR for members of a pre-defined competitive peer group. Based on the Company’s relative TSR ranking against this pre-defined competitive peer group, and the attainment of at least a minimum threshold ranking, the Company’s participating key executives will be eligible to receive cash bonuses that represent the percentage of salary associated with the TSR ranking achieved.

The Performance-Based Award Plan also provided for two Transition Cycles, the first beginning January 1, 2003 and ending March 31, 2004 and the second beginning January 1, 2003 and ending March 31, 2005. The Company achieved at least the threshold TSR ranking and was not in default of its Federal Loan Guarantee at the end of each Transition cycle, and consequently participating key executives became eligible for additional cash bonuses based on the percentage of salary associated with the TSR rankings achieved. In April 2004, the Committee approved payouts under the Performance-Based Award Plan for the first Transition cycle that ended on March 31, 2004. In April 2005, the Committee approved payouts for the second Transition cycle that ended on March 31, 2005.

Stock-Based Compensation	2002 Incentive Equity Plan: The 2002 Incentive Equity Plan, approved by the Company’s stockholders in May 2002, is a long-term compensation plan under which executives and other key salaried employees may be awarded stock options, restricted stock and other stock-based compensation. While the 2002 Incentive Equity Plan replaced the 1994 Incentive Equity Plan, grants made under the 1994 Incentive Equity Plan remain

21.

outstanding.

Purpose of Stock-Based Awards: The primary purpose of stock-based awards is to focus key employees on the performance of the Company over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Committee believes that stock-based awards are an appropriate incentive to employees to meet the Company’s long term goal of maximizing stockholder value.

Restricted Stock Awards: Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Committee, the right to receive dividends. Awards of restricted stock have been made by the Committee very infrequently. On the occasions when deemed appropriate, the Committee determines the number of restricted stock awards to be granted to an individual based upon a variety of factors, including those noted below with respect to the grant of stock options.

Stock Options: The 2002 Incentive Equity Plan permits the Committee to award stock options to an employee, to specify the number of shares covered by such options and the vesting schedule of such options. The Committee has generally imposed three-year vesting schedules for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The exercise prices of all stock options granted under the 2002 Incentive Equity Plan have been and will be at least equal to the fair market value of the underlying shares on the date of grant.

The Committee determines the number of options to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level
• job performance
• longevity in position
• retention value
• the results of compensation surveys described above

Currently, option grants provide that they will become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a “change in control.” No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

In 2004, non-qualified stock options to purchase an aggregate of 1,973,100 shares of Class B Common Stock were granted under the 2002 Incentive Equity Plan in connection with annual incentive plan grants, employee promotions, compensation of non-employee directors or in consideration of new employees joining the Company. The Company granted 1,780,600 under the 2002 Incentive Equity Plan in 2003 and 986,987 options under the 1994 Incentive Plan and 2,092,963 options under the 2002 Incentive Equity Plan in 2002.

Other Benefits	Employee-Benefit Plans: The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Additionally, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

Severance Policy: Pursuant to the Company’s current severance payment policy for senior executives, certain of its officers (including the Named Executive Officers) are entitled to receive an amount equal to 200% of the officer’s base salary and target incentive bonus if, within two years of a change of control, the officer (i) is terminated for any reason other than misconduct or disability or (ii) resigns for good reason (See

22.

“Employment Agreements — Change in Control and Severance Benefits Agreement”). In addition, officers participating in the Performance-Based Award Plan will be entitled to receive a payment equal to 200% of the greater of (i) the officer’s current base salary or (ii) the amount that would have been paid to the officer if the TSR for the Performance Cycle been measured as of the termination date.

Compensation of the Chief Executive Officer	During fiscal year 2004, Mr. Parker received a base salary of $550,000 pursuant to his employment agreement but did not earn an annual bonus award due to the Company’s financial performance as mentioned above. During fiscal year 2004, the Committee approved an award to Mr. Parker of options to purchase 250,000 shares of stock under the 2002 Incentive Equity Plan, and also certified that Mr. Parker was entitled to a long term incentive bonus of $687,500 under the Performance-Based Award Plan based on the Company’s relative TSR ranking achieved at the end of the first Transition Cycle.

In February 2004, Mr. Parker executed an employment agreement with the Company that provides an annual base salary of $550,000 and eligibility to earn a bonus under the Incentive Bonus Plan based on a target of 80% of his base salary and a maximum of 160% of his base salary (see “Employment Agreement”). In authorizing Mr. Parker’s employment agreement, the Committee considered a variety of factors, including:

	•	Mr. Parker’s base compensation, level of responsibility and retention value
	•	Mr. Parker’s performance
	•	Mr. Parker’s ability to lead the Company in formulating and implementing its long-term business plan
	•	Mr. Parker’s ability to enhance the Company’s stock value
	•	Mr. Parker’s standing within the Company, in the communities served by the Company and with the Company’s investors and suppliers
	•	A review of compensation for similarly situated individuals both in the airline and travel industries and in companies of comparable size

Tax Deductibility of Executive Compensation	Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to the chief executive officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule when developing and implementing its executive compensation programs, the Company believes that it is important to preserve flexibility in designing compensation programs. While stock options granted under the 2002 Incentive Equity Plan and cash bonuses granted under the Performance-Based Award Plan are intended to qualify as “performance-based” (as defined in the Code), amounts paid under the Company’s other compensation programs may not qualify.

Additional Information	The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Respectfully submitted,

Compensation and Human Resources Committee
John L. Goolsby (Chair), Walter T. Klenz,
Richard C. Kraemer, Robert J. Miller,
Denise M. O’Leary

23.

Compensation Committee Interlocks and Insider Participation	As noted above, the Compensation and Human Resources Committee is comprised of five independent directors. No member of the Compensation and Human Resources Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board or the Compensation and Human Resources Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

24.

Executive Compensation

Compensation of Executive Officers	The following table shows, for the years 2004, 2003 and 2002, the compensation awarded to (i) the Company’s Chief Executive Officer, W. Douglas Parker, and the other four most highly compensated executive officers among the Company and its subsidiaries as of December 31, 2004 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Awards
					Awards		Payouts
Name and Principal				Other Annual	Restricted Stock	Securities Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation(6)	Awards(7)	Options	Payouts(8)	Compensation
W. Douglas Parker (1)	2004	$550,000	—	—	—	250,000	$687,500	$5,338	(9)
Chairman, President
and Chief Executive	2003	$550,000	$1,000,000	—	—	250,000	—	$5,226
Officer of Holdings;
Chairman, President	2002	$550,000	—	—	—	600,000	—	$4,988
and Chief Executive Officer
of AWA

Jeffrey D. McClelland (2)	2004	$400,000	—	—	—	286,000	$400,000	$396,807	(10)
Executive Vice
President-Operations	2003	$360,000	$375,000	—	—	120,000	—	$891,545
of AWA
	2002	$340,000	—	—	—	53,338	—	$11,469

J. Scott Kirby (3)	2004	$380,000	—	—	—	100,000	$375,000	$10,389	(11)
Executive Vice President -
Sales and Marketing of	2003	$358,333	$375,000	—	—	100,000	—	$9,287
AWA
	2002	$317,917	—	—	—	260,000	—	$9,043

Derek J. Kerr (4)	2004	$261,667	—	—	—	135,000	$180,250	$259,583	(12)
Senior Vice President and
Chief Financial Officer	2003	$252,500	$257,061	—	—	30,000	—	$502,446

	2002	$205,452	$15,000	—	—	10,000	—	$15,085

Hal M. Heule (5)	2004	$248,000	—	—	—	35,000	$172,200	$16,148	(13)
Senior Vice President -
Maintenance and	2003	$242,000	$136,125	—	—	40,000	—	$7,158
Engineering
	2002	$240,000	$81,000	—	—	70,000	—	$18,263

(1)	Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000, and Chief Operating Officer of AWA in December 2000. He was elected to his current positions in September 2001.

(2)	Mr. McClelland joined the Company as Senior Vice President — Operations in August 1999. He was elected to his current position in September 2001.

(3)	Mr. Kirby joined AWA as Senior Director — Scheduling and Planning in October 1995. In October 1997, Mr. Kirby was elected to the position of Vice President — Planning and in May 1998, he was elected to the position of Vice President — Revenue Management. In January 2000, he was elected to the positions of Senior Vice President — E-Business and Technology of Holdings and AWA. He was elected to his current

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positions in September 2001.

(4)	Mr. Kerr joined the Company as Senior Director — Financial Planning in April 1996. In June 1998, Mr. Kerr was elected Vice President — Financial Planning and Analysis and in March 2002, he was elected to the position of Senior Vice President — Financial Planning and Analysis. He was elected to his current position in October 2002.

(5)	Mr. Heule joined the Company as Senior Vice President — Maintenance and Engineering in January 2001.

(6)	For 2004, none of the Named Executive Officers received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 2004, each of the Named Executive Officers received an automobile allowance per the Company’s policy for executive perquisites. The Company also provided positive space pleasure travel benefits and reimbursement for estimated taxes in connection with such travel each year to the Named Executive Officers.

(7)	The aggregate number and value as of December 31, 2004, of the Named Executive Officers’ restricted share holdings are as follow: Mr. Parker, 0 shares, $0; Mr. McClelland, 0 shares, $0; Mr. Kirby, 0 shares $0; Mr. Kerr 0 shares, $0; and Mr. Heule, 0 shares, $0. Dividends will be paid on restricted stock if and when declared on the Company’s Class B Common Stock.

(8)	Payouts for 2004 resulted from long-term award opportunities granted in January 2003 under the Performance-Based Award Plan. These payouts were based on the achievement of a TSR ranking above the threshold ranking relative to the pre-defined competitive peer group for the first Transition Cycle that began on January 1, 2003 and ended March 31, 2004, and the absence of any default under the Company’s Federal Loan Guarantee at the end of that Cycle.

(9)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Parker of $5,338.

(10)	Includes special payments of $385,000 in recognition of contributions made in connection with the 2001-2002 financial restructuring of the Company during a period when the Company was unable to pay Mr. McClelland at market compensation levels, premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. McClelland of $5,657 and matching contributions made by the Company under its 401(k) plan of $6,150.

(11)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Kirby of $3,399, matching contributions made by the Company for flexible spending account dependent care reimbursement of $840 and matching contributions made by the Company under its 401(k) plan of $6,150.

(12)	Includes special payments of $250,000 in recognition of contributions made in connection with the 2001-2002 financial restructuring of the Company during a period when the Company was unable to pay Mr. Kerr at market compensation levels, premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Kerr of $3,433 and matching contributions made by the Company under its 401(k) plan of $6,150.

(13)	Reflects premiums paid and gross-up on premiums paid by the Company for term life insurance for Mr. Heule of $8,263 and matching contributions made by the Company under its 401(k) plan of $6,150. Also reflects benefits under a split dollar life insurance policy for Mr. Heule which was terminated on April 19, 2004. In 2004, the term portion under that policy was $300 and the value of the current year interest against total premiums paid with respect to the whole life component of the coverage was approximately $1,435.

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Stock Option Grants and Exercises	The Company grants stock options and restricted stock awards to its executive officers under the 2002 Incentive Equity Plan.

In 2004, the Company granted options to purchase an aggregate of 1,973,100 shares to all participants under the 2002 Incentive Equity Plan.

The following tables shows, for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by and held at year end by, the Named Executive Officers:

2004 Option Grants

	Individual Grants				Potential Realizable Value at
	Number of				Assumed Annual Rates of
	Securities				Stock Price Appreciation for
	Underlying	% of Total			Option Term (1)
	Options	Options Granted	Exercise Price Per	Expiration
Name	Granted	in 2004	Share	Date	5%	10%
W. Douglas Parker	250,000	12.7%	$10.56	2/25/14	$1,663,200	$4,197,600
Jeffrey D. McClelland	186,000	9.4%	$10.56	2/25/14	$1,237,421	$3,123,014
	100,000	5.1%	$8.39	3/23/14	$528,570	$1,334,010
J. Scott Kirby	100,000	5.1%	$10.56	2/25/14	$665,280	$1,679,040
Derek J. Kerr	85,000	4.3%	$10.56	2/25/14	$565,488	$1,427,184
	50,000	2.5%	$8.39	3/23/14	$264,285	$667,005
Hal M. Heule	35,000	1.8%	$10.56	2/25/14	$232,848	$587,664

(1)	The potential realizable value is based on the term of the option at the time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent upon the actual future performance of the Class B Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

2004 Option Exercises and Year End Option Values

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised
	on	Value	Options At Year End 2004		Options At Year End (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
W. Douglas Parker	—	—	1,063,335	616,665	$856,171	$919,329
Jeffrey McClelland	—	—	330,726	251,112	$164,355	$180,424
J. Scott Kirby	—	—	369,668	253,332	$379,537	$386,263
Derek J. Kerr	—	—	161,167	93,333	$18,534	$9,266
Hal M. Heule	—	—	145,001	84,999	$135,470	$146,330

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(1)	Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 2004 ($6.58 per share).

Long-Term Incentive Plan Awards	The following table shows, for the fiscal year ended December 31, 2004, certain information with respect to long-term incentive award opportunities granted to the Named Executive Officers under the Performance-Based Award Plan:

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or
	Number of Shares,	Other Period Until
	Units or Other	Maturation or	Estimated Future Payouts Under
	Rights	Payout	Non-Stock Price-Based Plans (1)(2)
Name			Below Threshold	Threshold	Target	Maximum
W. Douglas Parker	N/A	1/1/04 - 12/31/06	$0	$297,000	$687,500	$1,100,000
Jeffrey D. McClelland	N/A	1/1/04 - 12/31/06	$0	$172,000	$400,000	$700,000
J. Scott Kirby	N/A	1/1/04 - 12/31/06	$0	$167,700	$390,000	$682,500
Derek J. Kerr	N/A	1/1/04 - 12/31/06	$0	$81,000	$189,000	$378,000
Hal M. Heule	N/A	1/1/04 - 12/31/06	$0	$75,600	$176,400	$352,800

(1)	Payouts, if any, will be based on the achievement of a TSR ranking above the threshold ranking relative to a pre-defined competitive peer group for the Performance Cycle beginning January 1, 2004 and ending December 31, 2006. Payouts may range from zero up to 200% of the target award and are based on a percentage of the Named Executive Officer’s base salary in effect on the date of the payout.

(2)	In addition to the Performance Cycle under the Performance-Based Award Plan shown in the table above, two other Performance Cycles also are pending, the first beginning January 1, 2003 and ending December 31, 2005 and the second beginning January 1, 2005 and ending December 31, 2007.

Equity Compensation Plan Information	The following table shows certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2004:

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (excluding
	Options, Warrants	Options, Warrants	securities reflected
	and Rights	and Rights	in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,009,008	$10.14	9,684,594
Equity compensation plans not approved by security holders (1)	—	—	—
Total	2,009,008	$10.14	9,684,594

(1)	The Company has two equity compensation plans, the 1994 Incentive Equity Plan and the 2002 Incentive Equity Plan, both of which were approved by the Company’s stockholders. The Company has no equity compensation plans that were not approved by the Company’s stockholders.

28.

Employment Agreement

W. Douglas Parker	The Company entered into an employment agreement with Mr. Parker, dated as of February 24, 2004. The principal terms of the employment agreement include the following:

	Positions:	Chairman of the Board, President and Chief Executive Officer of Holdings, Chairman of the Board, President and Chief Executive Officer of AWA

	Term:	Through December 31, 2007, and automatically extended for successive one-year periods unless either party provides 15 months’ prior written notice that the term shall not be extended.

	Compensation and Benefits	•	A minimum annual cash base salary in the amount of $550,000, or such higher amount as determined by the Compensation and Human Resources Committee.
		•	Eligibility for an annual bonus based on a target of at least 80% of his base salary and a maximum of 160% of his base salary.
		•	Eligibility to participate in the Company’s Performance-Based Award Plan.
		•	Eligibility to receive equity-based incentive awards, including stock options and restricted stock awards.
		•	A $2 million term life insurance policy for beneficiaries designated by Mr. Parker.

	Termination Benefits	If Mr. Parker terminates his employment for good reason or for any reason within 24 months of a Change in Control (as defined below), or if we terminate Mr. Parker’s employment for any reason other than misconduct, then Mr. Parker will receive the following termination benefits:

		•	A severance payment equal to 200% of the sum of Mr. Parker’s current base salary plus the greater of (i) the average of Mr. Parker’s bonus with respect to the three calendar years immediately prior to the termination and (ii) the target bonus for the year of termination.
		•	Accelerated vesting of all stock and other awards held by Mr. Parker pursuant to the Company’s incentive compensation plans, which awards shall remain exercisable for a period of 36 months or such longer period as provided by the terms of any specific award.
		•	In respect of the Performance-Based Award Plan, a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s current base salary and (ii) the amount that would have been paid to Mr. Parker if the TSR for the Performance Cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.
		•	Continued benefits for Mr. Parker and his dependents under all medical plans and programs for a period of 24 months.
		•	Continued term life insurance for a period of 24 months.
		•	Lifetime positive space travel privileges for Mr. Parker and his wife and dependents.

If Mr. Parker’s employment is terminated for any other reason, such as his death or disability, then Mr. Parker will receive varying combinations of termination benefits,

29.

including accelerated vesting of stock and other incentive compensation awards, continued health and life insurance benefits and travel privileges, depending on the specific circumstances of his termination.

A “Change in Control” is defined in Mr. Parker’s employment agreement to include:

	•	Individuals currently constituting the Board, or whose election to the Board is approved by at least 2/3rds of the incumbent directors, cease to constitute at least a majority of the Board.

	•	An individual, entity or group acquires 25% or more of the combined voting power of the Company or AWA or more than 50% of the Company’s Class A common stock.

	•	Any merger, consolidation or reorganization of the Company or AWA is consummated, unless the Company’s stockholders continue to hold at least 75% of the voting power of the surviving entity.

	•	The Company or AWA disposes of all or substantially all of its assets.

Certain Tax Matters	The employment agreement also provides a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments due Mr. Parker are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Executive Change in Control and Severance Benefits Agreements	The Company has entered into Executive Change in Control and Severance Benefits Agreements (the “Severance Benefits Agreements”) with certain of its executive officers, including the Named Executive Officers other than Mr. Parker. The Severance Benefits Agreements provide for the following benefits to the covered executives in the event of a Change in Control, which is defined to have the same meaning as that in Mr. Parker’s employment agreement described above:

	•	Accelerated vesting of all outstanding stock options held by the executive.

	•	Lifetime positive travel space privileges for the executive and his or her dependents.

In addition, if the covered executive terminates his or her employment with the Company within 24 months of a Change in Control for good reason or for any reason other than misconduct or disability, the covered executive is entitled to receive:

	•	A payment equal to 200% of the executive’s current base salary.

	•	A payment equal to 200% of the executive’s then current target bonus under the Company’s annual bonus program.

	•	In respect of the Performance-Based Award Plan, a payment equal to 200% of the greater of (i) the covered executive’s target award under the Performance-Based Award Plan and (ii) the amount that would have been paid to the covered executive if the TSR for the Performance Cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date.

	•	Continued benefits for the executive and his or her dependents under all medical plans and programs for a period of 24 months.

	•	Extended exercisability of all vested stock options until the earlier of (i) the expiration of the stock options in accordance with their terms or (ii) 18 months following the executive’s termination of employment.

30.

Certain Transactions

Texas Pacific Group	Mr. Schifter, a director of the Company, has served as a Managing Partner of Texas Pacific Group since July 1994. Texas Pacific Group has agreed to reimburse the Company approximately $2,500,000 for expenses incurred by the Company on its behalf. The Company has received $2,408,000 of such reimbursement and expects to receive an additional $92,000 before the end of fiscal year 2005.

Indemnity Agreements	The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

31.

Performance Graph

     The following performance graph compares the Company’s cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the Amex Airline Index for the period from December 31, 2000 through December 31, 2004:

     This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Comparison of Cumulative Total Stockholders’ Returns(1)

(1)	Plot points are shown for each of the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004.

32.

AMERICA WEST HOLDINGS CORPORATION
111 WEST RIO SALADO PARKWAY
TEMPE, AZ 85281

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AMERICA WEST HOLDINGS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR PROPOSAL 1.

     PROPOSAL 1: ELECTION OF DIRECTORS
     Nominees to hold office until the 2008 Annual Meeting:

                    01) Matthew J. Hart
                    02) Robert J. Miller
                    03) W. Douglas Parker
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AMERICA WEST HOLDINGS CORPORATION

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